Exhibit 15.1
October 27, 2011
CA, Inc.
One CA Plaza
Islandia, New York 11749
Re: Registration Statement on Form S-8 to be filed on or about October 27, 2011.
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 22, 2011 and October 27, 2011 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York